Exhibit 3.5

AMENDMENT NO. 1 TO THE BYLAWS OF SPEEDWAY MOTORSPORTS, INC.

The Board of Directors of Speedway Motorsports, Inc. (“SMI”) pursuant to its authority granted by Article 7 of the Bylaws of SMI, hereby amends such Bylaws by replacing Section 5.01 with the following new Section 5.01:

SECTION 5.01. STOCK CERTIFICATES

(a) Stock Certificates. Shares of stock in the Corporation may be represented by certificated or uncertificated shares, but every holder of stock in the Corporation will be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or Vice Chairman, or the President or Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, and may be sealed with the seal of the Corporation, certifying the number of shares owned by him in the Corporation. Where such certificate is signed (1) by a transfer agent other than the Corporation or its employee, or (2) by a registrar other than the Corporation or its employee, the signatures of the officers of the Corporation may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of issue.

(b) Transfer of Stock. Stock of the Corporation shall be transferable in the manner prescribed by the laws of the State of Delaware and, without limiting the generality of the foregoing, through such procedures for the transfer of uncertificated shares as are authorized by the Board of Directors.

(c) New Certificates. The Corporation shall issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, if the owner: (1) so requests before the Corporation as notice that the shares of stock represented by that certificate have been acquired by a bona fide purchaser; (2) files with the Corporation a bond sufficient (in the judgment of the directors) to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or theft of that certificate or the issuance of a new certificate; and (3) satisfies any other requirements imposed by the directors that are reasonable under the circumstances. A new certificate may be issued without requiring any bond when, in the judgment of the directors, it is proper so to do.